Exhibit 5.2

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

June 20, 2013	FILE NO: 61054.000008

Penn Virginia Corporation

Four Radnor Corporate Center

Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

Penn Virginia Corporation

Registration Statement on Form S-4 for

Exchange of Outstanding Notes for

Notes to be Registered under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as special Virginia counsel to Penn Virginia Corporation, a Virginia corporation (the “Company”), and Penn Virginia Oil & Gas Corporation, a Virginia corporation (the “Virginia Guarantor”), for the purpose of providing this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by the Company and certain of the Company’s subsidiaries listed in the Registration Statement, including the Virginia Guarantor (collectively, the “Subsidiary Guarantors”), on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register (i) $775,000,000 aggregate principal amount of the Company’s 8.500% senior notes due 2020 (the “Exchange Notes”) and (ii) the guarantees of the Company’s obligations under the Exchange Notes by the Subsidiary Guarantors (the “Exchange Guarantees” and together with the Exchange Notes, the “Exchange Securities”). The Exchange Notes and the Exchange Guarantees are to be issued in exchange (the “Exchange Offer”) for an equal aggregate principal amount of the Company’s 8.500% senior notes due 2020 (the “Initial Notes”) and the guarantees of the Company’s obligations thereunder by the Subsidiary Guarantors (the “Initial Guarantees”), each of which were issued on April 24, 2013 in reliance on exemptions from registration under the Securities Act for offers and sales of securities not involving public offerings. The terms of the Exchange Offer are described in the Registration Statement and the prospectus that forms a part thereof.

ATLANTA  AUSTIN  BANGKOK  BEIJING  BRUSSELS  CHARLOTTE  DALLAS   HOUSTON  LONDON  LOS ANGELES

McLEAN  MIAMI  NEW YORK  NORFOLK  RALEIGH  RICHMOND  SAN FRANCISCO  TOKYO  WASHINGTON

www.hunton.com

Penn Virginia Corporation

June 20, 2013

The Initial Notes and the Initial Guarantees were issued, and the Exchange Notes and Exchange Guarantees are to be issued, under the Indenture, dated as of June 15, 2009 (the “Base Indenture”), as supplemented and amended by the Fourth Supplemental Indenture, dated April 24, 2013 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), each among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee.

This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and the Virginia Guarantor, certificates of public officials and officers of the Company and the Virginia Guarantor and such other documents, certificates and records as we have deemed necessary to render the opinions set forth herein, including, among other things:

(i)	the Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended through the date hereof;

(ii)	the Articles of Incorporation and the Bylaws of the Virginia Guarantor, each as amended through the date hereof;

(iii)	resolutions of the Board of Directors of the Company adopted on April 1, 2013 and April 10, 2013;

(iv)	resolutions of the Board of Directors of the Virginia Guarantor adopted on April 1, 2013 and April 10, 2013;

(v)	the Registration Statement;

(vi)	an executed copy of the Base Indenture;

(vii)	an executed copy of the Supplemental Indenture;

(viii)	the form of global note representing the Exchange Securities; and

(ix)	certificates issued by the Clerk of the State Corporation Commission of the Commonwealth of Virginia on June 20, 2013 to the effect that each of the Company and the Virginia Guarantor is existing under the laws of the Commonwealth of Virginia and in good standing.

Penn Virginia Corporation

June 20, 2013

For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties (other than the authorization, execution and delivery of the Base Indenture and the Supplemental Indenture by the Company and the Virginia Guarantor) and the validity, binding effect and enforceability thereof on such parties.

As to factual matters, we have relied upon, and assumed the accuracy of, representations included in the documents submitted to us, upon certificates of officers of the Company and the Virginia Guarantor and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia, with the corporate power and authority to issue the Exchange Notes in accordance with and subject to the terms of the Indenture.

2. The Virginia Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia, with the corporate power and authority to issue the Exchange Guarantees in accordance with and subject to the terms of the Indenture.

3. The Exchange Notes have been duly authorized by the Company.

4. The Exchange Guarantees have been duly authorized by the Virginia Guarantor.

5. Each of the Base Indenture and the Supplemental Indenture has been duly authorized, executed and delivered by the Company and the Virginia Guarantor.

Penn Virginia Corporation

June 20, 2013

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder. Vinson & Elkins L.L.P., as counsel to the Company for the Exchange Offer, is entitled to rely on the opinions set forth in this letter for purposes of the opinion it proposes to deliver to you on the date hereof in connection with the Exchange Offer.

This opinion is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours,

/s/ Hunton & Williams LLP